Exhibit 3.1

Lionheart Holdings

Company No: 407363

(Company)

Director’s Certificate

Capitalised terms not defined herein shall have the meaning ascribed to them in the Notice of Meeting and proxy statement dated 27 May 2026 provided to the Company’s shareholders.

CERTIFICATION

I, the undersigned, being a director of the Company, certify that the following resolution (the Shareholder Resolution) was duly passed at the extraordinary general meeting of shareholders of the Company held on 18 June 2026 at 4:00 p.m., Eastern Time, at the offices of the Company, located at 200 W Cypress Creek Road, Suite 500, Fort Lauderdale, Florida 33309 (the Meeting) in accordance with the amended and restated memorandum and articles of association of the Company then in effect:

“RESOLVED, as a special resolution, that with immediate effect the Company’s amended and restated articles of association be amended by replacing the existing definition of “Completion Window” in Article 1.1 with the following:

Completion Window means the period of time:

a)	commencing on, and including, the closing date of the IPO; and

b)	ending on the date that is thirty three (33) months after the closing date of the IPO, or such earlier date as the Directors may approve in accordance with the Articles or such later date as the Members may approve in accordance with the Articles.”

I, the undersigned, declare that the above contains true and exact copies of the Shareholder Resolution.

/s/ Ophir Sternberg		22 June 2026
Name:	Ophir Sternberg	Date signed
Director